CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


To the Board of Directors and Shareholders of Axia Group, Inc.
El Cajon, California


We hereby consent to the incorporation by reference in this Registration Statement of Axia Group, Inc. on Form S-8, of our report dated April 6, 2004, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Axia Group, Inc. for the year ended December 31, 2003, and to all references to our firm included in this Registration Statement.


/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
September 22, 2004